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                                                             Exhibit (23)(j)(1)
                    Ballard Spahr Andrews & Ingersoll, LLP

                                                               January 24, 2006

Seligman Pennsylvania Municipal Fund Series
100 Park Avenue
New York, NY 10017

    Re:Seligman Pennsylvania Municipal Fund Series (the "Fund")
       Post-Effective Amendment No. 28

Ladies and Gentlemen:

       You have requested our opinion relative to the Pennsylvania tax aspects of the Seligman Pennsylvania Municipal Fund Series (the "Fund"). We have reviewed the Fund's Prospectus and Statement of Additional Information and our opinion is based in part on information contained in those documents, which we assume to be accurate.

       We understand that the Fund was created under the laws of Pennsylvania as a common law trust. The Fund is targeted to Pennsylvania investors and has a portfolio consisting primarily of Pennsylvania state and municipal obligations.

       The Fund is a non-diversified open-end management investment company under the Investment Company Act of 1940. The Fund has qualified for and elected regulated investment company treatment under Subchapter M of the Internal Revenue Code. Accordingly, the Fund distributes its ordinary income to its shareholders currently, as well as substantially all of its net capital gains.

Pennsylvania Taxes

       Business trusts qualifying as regulated investment companies and registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940 are not included in the definition of corporations for Pennsylvania tax purposes. Thus, the Fund is not subject to the corporate net income tax and capital stock tax which would be applicable if the Fund were a "corporation" for those purposes.

       Individual shareholders of the Fund who are subject to the Pennsylvania personal income tax will not be subject to such tax on distributions from the Fund to the extent that such distributions are attributable to interest paid on Pennsylvania Municipal Securities, US Government obligations or obligations of the Government of Puerto Rico.

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Seligman Pennsylvania Municipal Fund Series
January 24, 200
Page 2

       Individual shareholders of the Fund who are Philadelphia resident individuals and subject to the Philadelphia school district investment income tax will not be subject to such tax on distributions from the Fund to the extent that such distributions are attributable to interest paid on Pennsylvania Municipal Securities or US Government obligations.

       Corporate shareholders of the Fund who are subject to the Pennsylvania corporate net income tax will not be subject to such tax on distributions from the Fund that qualify as exempt-interest dividends for federal income tax purposes or are derived from interest on US Government obligations.

       If a shareholder of the Fund is a business subject to the Pennsylvania capital stock/franchise tax, the value of shares of the Fund held by such shareholder and income derived from the ownership of such shares may be taken into account in determining the "capital stock value" of such shareholder.

       Distributions to shareholders from gains realized by the Fund from the disposition (whether by sale, exchange, redemption or payment at maturity) of Pennsylvania Municipal Securities, US Government obligations or obligations of the Government of Puerto Rico issued on or after February 1, 1994 are taxable under the Pennsylvania personal income tax and corporate net income tax. Any distributions to shareholders of the Fund from gains realized on the disposition of Fund assets are not subject to the Philadelphia school district investment income tax.

       We consent to the filing of this opinion as an exhibit to the Registration Statement of the Fund and the reference to us under the heading "Pennsylvania Taxes." In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

       Our opinion is based upon the statutes governing the taxes discussed herein, regulations promulgated thereunder, judicial decisions, interpretative rulings of the Pennsylvania Department of Revenue and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the conclusions set forth above.

                                     Very truly yours,

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP
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                                     Ballard Spahr Andrews & Ingersoll, LLP